Exhibit 99.1

    First Niagara Financial Group, Inc. Names Koelmel Chief Financial Officer
                 and names Kolkmeyer to its Boards of Directors

LOCKPORT, N.Y.--First Niagara Financial Group, Inc. (the "Company") (Nasdaq:
FNFG) parent of First Niagara Bank, (the "Bank") today announced the appointment of John R. Koelmel as Executive Vice President/Chief Financial Officer of both the Bank and the Company. The move further strengthens the Company's management team following its recent promotion of Paul J. Kolkmeyer to President and CEO. The Company also announced the election of Kolkmeyer to the Boards of Directors of both the Company and the Bank.

Koelmel, a native of Western New York, brings 29 years of business and management experience to the Company. He spent the initial 26 years of his career at KPMG LLP, where he served many banking and financial services clients. In the final years of his tenure at KPMG, he was Managing Partner of the Buffalo office and had additional administrative responsibility for the Firm's other Upstate New York offices in Rochester, Syracuse and Albany. In July 2000, he joined Financial Institutions, Inc. a $2.1 billion company located in Warsaw, New York, as Chief Administrative Officer. He most recently served as an independent consultant assisting local businesses with strategic planning, accounting and other related activities.

"During the past year First Niagara has become a fully public company, acquired and integrated Finger Lakes Bancorp, Inc., opened new banking centers, acquired two Rochester-based insurance agencies, achieved record commercial loan growth, introduced new products and services and entered into an agreement to acquire Troy Financial Corporation," said Kolkmeyer. "This type of activity and growth requires seasoned professionals with a record of proven experience. We are pleased to welcome John to our management team during this exciting time."

                                     -more-
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FNFG/Appoints CFO
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A CPA, Koelmel earned a bachelor's degree in economics and accounting from
College of the Holy Cross. Throughout his career he has been actively involved with leadership roles in numerous community organizations in Buffalo and Western New York.

He resides in Hamburg with his wife, Carolyn and their two children.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $3.5 billion and deposits of $2.3 billion. On August 11, 2003, First Niagara Financial Group, Inc. entered into an agreement to acquire Troy Financial Corporation, which will add 21 banking centers in the Capital Region around Albany, NY. The transaction is expected to close in January 2004.

First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 47 banking centers, a loan production office, several financial services subsidiaries and 70 ATMs throughout upstate New York. First Niagara's range of products includes personal and business checking, savings, business loan and mortgage products, cash management services, investment alternatives, lease financing and trust services. The Company offers an expanded product line, which includes commercial and personal insurance and investment advisory services.

Special Note: Photos of Koelmel and Kolkmeyer are available in JPEG format via email.

To request a photo, please contact leslie.garrity@fnfg.com. Please specify deadline.

Officer Contacts
----------------

Paul J. Kolkmeyer...............   President and CEO

Christopher J. Thome............   Reporting and Investor Relations Manager
                                   (716) 625-7645
                                   chris.thome@fnfg.com

Leslie G. Garrity...............   Public Relations and Corporate Communications
                                   Manager
                                   (716) 625-7528
                                   leslie.garrity@fnfg.com